                                                                    EXHIBIT 99.1

(OUTLOOK GROUP CORP. LOGO)

NEWS RELEASE                                 For Additional Information Contact:
                                             Paul M. Drewek, CFO
FOR IMMEDIATE RELEASE                        (920) 727-8566
                                             Joseph J. Baksha, CEO
                                             (920) 727-8585


                  OUTLOOK GROUP REPORTS SECOND QUARTER RESULTS

NEENAH, WIS., DECEMBER 19, 2005.....Outlook Group Corp. (Nasdaq: OUTL) today reported sales and earnings for the second quarter ended November 26, 2005.

Net sales for the second quarter of fiscal 2006 increased 12.4% to $21,887,000, from sales of $19,474,000 for the same period in the prior year. Net earnings were $634,000 or $0.18 per diluted share for the second quarter of fiscal 2006, compared to earnings of $1,278,000 or $0.37 per diluted share for the comparable prior period. The net earnings for the second quarter of fiscal 2005 included after-tax recovery of a prior period bad debt of $728,000 or $0.21 per diluted share.

For the first half of fiscal 2006, net sales were $45,015,000, a 22.7% increase from sales of $36,681,000 for the same period in fiscal 2005. Net earnings were $1,856,000 or $0.53 per diluted share for the first half of fiscal 2006, compared to earnings of $1,981,000 or $0.58 per diluted share for the comparable prior period. Excluding the bad debt recovery of $0.21 per diluted share, earnings per share for the first six months of fiscal 2006 increased over 40%.

"We continued to make progress in the second quarter of fiscal 2006 over the prior year. New business generated by both project business and long-term agreements contributed to the higher second quarter fiscal 2006 sales, although we experienced some reductions in client orders compared to forecasts," said Joseph J. Baksha, president and chief executive officer of Outlook Group.

                                     -more-

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Page 2

"Reinvesting in our business remains a high priority for Outlook Group. During the second quarter, we sold our vacant facility in Troy, Ohio, for an after-tax gain of approximately $70,000. In addition, a new printing press with the latest technology is currently being installed and we have also ordered new finishing equipment. We expect that these investments will help facilitate our long-term growth by increasing capacity and productivity," said Baksha.

Outlook Group Corp. is a printing, packaging and direct marketing company offering a variety of related services to clients in markets including contract packaging, collateral information management and distribution, direct marketing components and services, packaging components and materials and specialty print related services. The company leverages its core competencies by cross-selling services to provide a single-source solution for its clients.


The discussions of potential future occurrences and operations, and other statements in the future tense or using terms such as "believe," "expect," or "anticipate," in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those anticipated. Outlook's periodic filings with the Securities and Exchange Commission discuss a number of other factors which may affect Outlook's future operations, including: possible changes in customer relationships and sales volumes; financing needs to support our relationships; possible termination of contracts, including long-term contracts; consumer demand for our customers' products; the need to complete the transitions to the new customer contracts, and the need to achieve and maintain satisfactory performance thereunder; potential inability to achieve expected cost savings or delays in their achievement; changes in project mix, timing and volume; increases in costs of raw materials; the effects of industry competition, overcapacity and acquisition activity; slowdowns in general market and economic conditions, and changes in other world and national conditions; and the possible need for future capital investments or equipment enhancements, and related financing. Readers are urged to consider these factors carefully in evaluating the forward-looking statements.

                                     -more-


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Page 3


                      OUTLOOK GROUP CORP. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
               (in thousands, except share and per share amounts)


                                                     THREE-MONTH PERIOD ENDED           SIX-MONTH PERIOD ENDED
                                                   ----------------------------      ----------------------------
                                                     NOV. 26,          Nov. 27,         NOV. 26,         Nov. 27,
                                                      2005              2004             2005             2004
                                                   -----------      -----------      -----------      -----------
Net sales                                          $    21,887      $    19,474      $    45,015      $    36,681
Cost of goods sold                                      17,719           16,051           36,054           29,499
                                                   -----------      -----------      -----------      -----------
    Gross profit                                         4,168            3,423            8,961            7,182
Recovery of bad debt                                        --           (1,214)              --           (1,214)
Selling, general and
    administrative expenses                              3,014            2,509            5,721            5,085
                                                   -----------      -----------      -----------      -----------
Operating profit                                         1,154            2,128            3,240            3,311
Other income (expense):
    Interest expense                                       (97)             (62)            (184)            (106)
    Interest and other income                               (1)              12               37               16
                                                   -----------      -----------      -----------      -----------
Earnings from operations before
    income taxes                                         1,056            2,078            3,093            3,221
Income tax expense                                         422              800            1,237            1,240
                                                   -----------      -----------      -----------      -----------

Net earnings                                       $       634      $     1,278      $     1,856      $     1,981
                                                   ===========      ===========      ===========      ===========

Earnings per common share
    Basic                                          $      0.19      $      0.38      $      0.55      $      0.59
                                                   ===========      ===========      ===========      ===========
    Diluted                                        $      0.18      $      0.37      $      0.53      $      0.58
                                                   ===========      ===========      ===========      ===========
Weighted average number of shares outstanding:
    Basic                                            3,395,477        3,385,477        3,391,755        3,385,477
                                                   ===========      ===========      ===========      ===========
    Diluted                                          3,479,782        3,432,274        3,469,327        3,423,666
                                                   ===========      ===========      ===========      ===========



              SELECTED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)
                             (Dollars in thousands)


                                                      NOVEMBER 26, 2005       November 27, 2004
                                                      -----------------       -----------------
Ratio Analysis
Total current assets                                       $  24,909              $  25,426
Total current liabilities                                  $  10,681              $   7,924
Total long term debt (including
    current maturities)                                    $   2,625              $   3,750
Shareholders' equity                                       $  34,808              $  32,469
Current ratio                                                   2.33                   3.21
Long-term debt to total capitalization                           7.0%                  10.4%


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